Exhibit 8.1

300 North LaSalle

Chicago, Illinois 60654

Todd F. Maynes, P.C. To Call Writer Directly: 312 862-2485 todd.maynes@kirkland.com	(312) 862-2000 www.kirkland.com	Facsimile: (312) 862-2200

Russell S. Light To Call Writer Directly: 212-446-6470 russell.light@kirkland.com

November 9, 2009

YRC Worldwide, Inc

10990 Roe Avenue

Overland Park, Kansas 66211

Ladies & Gentlemen:

Reference is made to the Registration Statement on Form S-4 (the “Registration Statement”) of YRC Worldwide, Inc., a Delaware corporation (“YRCW”), relating to the offer to exchange YRCW common stock, par value $1.00 per share (the “Common Stock”), and YRCW convertible preferred stock, par value $1.00 per share (the “Preferred Stock”), for its 3.375% Contingent Convertible Senior Notes due 2023, 3.375% Net Share Settled Contingent Convertible Senior Notes due 2023, 5.0% Contingent Convertible Senior Notes due 2023 and 5.0% Net Share Settled Contingent Convertible Senior Notes due 2023, and for all of the 8 1/2% Guaranteed Notes due 2010 of the YRCW’s wholly owned subsidiary, YRC Regional Transportation, Inc. (collectively, the “Old Notes”)

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS” in the Registration Statement. In our opinion, the discussion contained therein of the consequences to U.S. holders and Non-U.S. holders (as such terms are defined in such section of the Registration Statement) of the exchange of Old Notes for Common Stock and Preferred Stock pursuant to the restructuring (as defined in the Registration Statement), insofar as it summarizes United States federal income tax law, and subject to the limitations and conditions described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Hong Kong	London	Los Angeles	Munich	New York	Palo Alto	San Francisco	Washington, D.C.

YRC Worldwide, Inc

November 9, 2009

Very truly yours,

/s/ Kirkland & Ellis LLP